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Exhibit 21.1

List of Subsidiaries

        The following is a complete list of the direct and indirect subsidiaries of Cloud Peak Energy Inc., a Delaware corporation, including their respective states of incorporation, as of February 24, 2011:

Name	Jurisdiction	Ownership
Antelope Coal LLC	Delaware	100%
Caballo Rojo Holdings LLC	Delaware	100%
Caballo Rojo LLC	Delaware	100%
Cloud Peak Energy Resources LLC	Delaware	51.7%
Cloud Peak Energy Finance Corp.	Delaware	100%
Cloud Peak Energy Services Company	Delaware	100%
Cordero Mining Holdings LLC	Delaware	100%
Cordero Mining LLC	Delaware	100%
Cordero Oil and Gas LLC	Delaware	100%
Decker Coal Company	Unincorporated	50%
Kennecott Coal Sales LLC	Oregon	100%
Montana Royalty Company Ltd.	Unincorporated	50%
NERCO Coal LLC	Delaware	100%
NERCO Coal Sales LLC	Tennessee	100%
NERCO LLC	Delaware	100%
Northern Coal Transportation LLC	Oregon	100%
Prospect Land and Development LLC	Oregon	100%
Resource Development LLC	Washington	100%
Sequatchie Valley Coal Corporation	Tennessee	100%
Spring Creek Coal LLC	Delaware	100%
Venture Fuels Partnership	Colorado	50%
Western Minerals LLC	Oregon	100%
Wyoming Quality Healthcare Coalition, LLC	Delaware	33.3%

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  Exhibit 21.1
List of Subsidiaries